Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) made and entered into as of the 16th day of October, 2018 by and between LSI Industries Inc. (the “Company”), with principal offices located at 10000 Alliance Road, Cincinnati, Ohio 45242 and James A. Clark (the “Executive”) with a residence address on the records of the Company.

WITNESSETH:

WHEREAS, the Company and its affiliates and subsidiaries are engaged in the business of designing, engineering, manufacturing and marketing a broad array of solutions, products and technologies for lighting and graphics applications (the “Business”);

WHEREAS, the Company and the Executive desire to enter into this Agreement, which, effective as of the date hereof, shall govern the terms of the Executive's employment.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree, as follows:

1.     Employment. The Company hereby employs the Executive as the Chief Executive Officer and President of the Company with the duties and responsibilities set forth in Section 4.

2.     Term; Start Date. The term of Executive’s employment with the Company shall commence on November 1, 2018 (the “Effective Date”) and shall end on that date on which such employment shall be terminated under the provisions of Section 8 hereof. Such term, regardless of the length thereof, shall be referred to herein as the “Employment Term”.

3.     Work Location. The Executive’s principal place of employment shall be the Company’s current principal office at 10000 Alliance Road, Cincinnati, Ohio 45242 (the “Principal Office”) and Executive shall perform his duties at the Principal Office.

4.     Duties and Responsibilities.

(a)     Description. The Executive shall be employed by the Company in such capacity or capacities, and shall perform such duties and exercise such powers, as are (i) commensurate with a Chief Executive Officer and President of a business of comparable size and type and (ii) consistent with his title, subject to such reasonable directions and restrictions as the Board of Directors of the Company may from time to time designate. The Executive shall report to the Board of Directors of the Company.

(b)     Time and Effort. Subject to Section 4(a) above, the Executive shall:

(i)     from the Principal Office, devote his full working time and attention to the business and affairs of the Company, its subsidiaries and other affiliates and shall not, without the prior consent in writing of the Company, directly or indirectly, undertake any other business or occupation or become an employee, agent or director (or a person acting in a capacity similar to that of a director) of, or a consultant to, any other company, trust, firm, individual or person; provided, however, that nothing herein shall be construed so as to prevent the Executive from making investments of a strictly passive nature, so long as the undertaking forming the subject matter of any such investment is not otherwise in conflict with the Executive’s contractual or other legal obligations to the Company;

(ii)     perform those duties that may be assigned by the Board of Directors of the Company to the Executive diligently and faithfully to the best of the Executive’s abilities and in the best interests of the Company and its affiliates; and

(iii)     use his best efforts to promote the interests of the Company and its affiliates.

5.     Compensation.

(a)     Base Salary. The Company shall pay the Executive a base salary at the annual rate of Five Hundred Fifty Thousand Dollars ($550,000) (the “Base Salary”), payable in accordance with the Company’s payroll procedures, subject to all withholdings provided for in Section 10. The Company shall review the Base Salary annually for an increase based on market trends, industry compensation information, internal considerations and Company and Executive’s performance, which shall be made subject to and at the sole and absolute discretion of the Board of Directors or, if the Board shall so elect, the Compensation Committee.

(b)     Bonus. The Executive shall have the opportunity to receive an annual bonus through the participation in the Company’s incentive compensation plans for executive officers, as adopted from time to time by the Board of Directors or the Compensation Committee, as the case may be, including, without limitation, the LSI Industries Inc. Short Term Incentive Plan (STIP) for Named Executive Officers—FY 2019 (“2019 STIP”) and successor plans at the “B6 Chief Executive Officer Level.” Executive’s opportunity to receive a bonus pursuant to the 2019 STIP shall be as follows: (i) at the threshold level of performance, Executive’s fiscal year 2019 bonus opportunity shall be 40% of base salary (representing 50% of target bonus opportunity); (ii) at the target level of performance, the bonus opportunity shall be 80% of base salary (representing 100% of target bonus opportunity); and (iii) at the maximum level of performance, Executive’s fiscal year 2019 bonus opportunity shall be 160% of base salary (representing 200% of target bonus opportunity). The 2019 STIP plan document shall govern all terms and conditions associated with the 2019 STIP. A summary table for the 2019 STIP is attached hereto as Exhibit A and incorporated herein by reference. For purposes of Executive’s participation in the 2019 STIP, notwithstanding the foregoing, to the extent that Executive’s 2019 STIP award as determined in accordance with the terms and conditions of the 2019 STIP exceeds the amount of the Signing Bonus (as defined in Section 7(b)), the Company shall pay Executive the amount equal to the difference between such 2019 STIP award and the Signing Bonus. Such payment shall be made at the same time all other 2019 STIP awards are paid. The Board of Directors, or Compensation Committee, as the case may be, shall have the right to adjust the threshold, target, maximum and other payouts and percentages in bonus plans that are successor plans to the 2019 STIP.

(c)     Stock. Subject to the approval of the Compensation Committee of the Board of Directors and not earlier than August 1, 2020, the Executive shall have the opportunity to receive share-based awards to be issued under the Company’s Amended and Restated 2012 Stock Incentive Plan (“2012 Stock Incentive Plan”), including, without limitation, stock options, restricted shares, and restricted share units pursuant to and in accordance with the long term incentive plans of the Company as adopted from time to time by the Board of Directors or the Compensation Committee, as the case may be. Beginning with grants on or after August 1, 2020 pursuant to such long term incentive plans, subject to the approval of the Compensation Committee, Executive shall be entitled to receive share-based awards on an annual basis in an amount currently anticipated to be approximately his then current Base Salary. In addition to the foregoing, subject to the approval of the Compensation Committee, the Company shall grant to Executive on the Effective Date the Option (defined below) which shall be intended to qualify as an “inducement grant” under NASDAQ Listing Rule 5635(c)(4) and which shall not be granted pursuant to the Company’s 2012 Stock Incentive Plan. “Option” means a non-statutory stock option with a term of ten (10) years to purchase 500,000 shares of the Company’s common stock of which: (A) fifty percent (50%) shall vest in full on the third anniversary of the date of grant; (B) twenty-five percent (25%) shall vest upon (I) satisfaction of the condition that Executive shall be employed by the Company as the Company’s Chief Executive Officer on the third anniversary of the Effective Date (the “CEO Employment Condition”) and (II) the closing price per share of the Company’s common stock on the NASDAQ Global Select Market at any time prior to the expiration of the ten (10) year term of the Option shall be equal to or greater than $9.50 per share; and (C) twenty-five percent (25%) shall vest upon (I) satisfaction of the CEO Employment Condition, and (II) the closing price per share of the Company’s common stock on the NASDAQ Global Select Market at any time prior to the expiration of the ten (10) year term of the Option shall be equal to or greater than $15.00 per share. The per share exercise price of the Option shall be the fair market value of the Company’s common stock (which shall be the closing price per share on the NASDAQ Global Select Market) as of the date of the grant of the Option. For the avoidance of doubt, Sections 9(a)(iv) and 9(a)(v) of this Agreement shall not apply to the Option.

6.     Other Benefits. The Executive shall also be entitled to the following:

(a)     Employee Benefit Plans. The Executive shall also be entitled to such benefits, and to participate in such benefit plans, as may be in effect from time to time and generally available to senior executive officers of the Company. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(b)     Director & Officers Insurance. The Company shall maintain director’s and officer’s liability insurance policies consistent with Company policies and procedures in effect from time to time and shall cause Executive to be covered under such policies during the Employment Term. Upon termination of the Executive’s employment for any reason, the Company will cause such policies to cover Executive in respect of acts and omissions during the period of employment as if the Executive was still an officer, director and/or employee, as applicable.

(c)     Paid Time Off. During the Employment Term, the Executive shall be entitled to four weeks per year of Paid Time Off (PTO) in accordance with the Company’s PTO policy. The Executive’s PTO will be scheduled at such times as will least interfere with the business of the Company.

7.     Reimbursement of Expenses.

(a)     General. The Company shall reimburse the Executive for such expenses as may be reasonably incurred by the Executive in furtherance of the Executive’s performance of his duties hereunder, subject to and in accordance with the Company policies concerning reimbursement of such expenses and provided, in any event, that the Executive timely furnishes to the Company a complete and accurate accounting of all such, expenses.

(b)     Relocation Expense; Temporary Housing Expense; Signing Bonus. The Company will pay a lump sum of $180,000 (the “Relocation Package”) to Executive for purposes of reimbursing the Executive for out-of-pocket expenses incurred by him in connection with a relocation to the Cincinnati area, including, without limitation, expenses for temporary housing. In the event that the reimbursement to the Executive under this Section 7(b) is taxable to him as income under applicable federal and/or state law, the Company shall report such income to taxing authorities as required by applicable law and will not "gross-up" such payments and the Executive shall be solely responsible for any such tax. The Company also shall pay Executive a lump sum of $110,000 (the “Signing Bonus”) not later than September 15, 2019. In the event that the Executive terminates his employment with the Company pursuant to Section 8(e) prior to the second anniversary of the Effective Date, then Executive shall be responsible for repaying the Company the Signing Bonus and Relocation Package on a prorated basis pursuant to the period of time the Executive remained in employment not later than thirty (30) days after such termination of employment.

8.     Termination of Employment. The Executive’s employment hereunder shall or may, as the case may be, be terminated under the following circumstances:

(a)     Death. The Executive’s employment hereunder shall terminate upon his death.

(b)     Total Disability. The Company may terminate the Executive’s employment hereunder upon the Executive becoming “Totally Disabled.” For purposes of this Agreement, the Executive shall be deemed “Totally Disabled” if, as determined by the Company, he is deemed “totally disabled” (or other words to such effect) under any long-term disability plan maintained by the Company

(c)     Termination by the Company for Cause. The Company may immediately terminate the Executive’s employment hereunder for Cause at any time by notice given to the Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) indictment for, conviction of, or plea of guilty or no contest by the Executive to a felony, or of any criminal act; (ii) the unreasonable deliberate and material failure or refusal by the Executive to perform, consistent with the terms of this Agreement, his employment duties hereunder (other than as a result of PTO, sickness, disability, illness or injury), and the failure to rectify the same within thirty (30) days after the Company shall have given notice to the Executive identifying such failure or refusal and demanding that it be rectified; (iii) the Executive’s commission of any act of fraud, embezzlement, dishonesty or other willful misconduct that has caused, or would reasonably be expected to cause, material injury or economic harm to the Company; (iv) an act of gross negligence on the part of the Executive that has caused, or would reasonably be expected to cause, material injury or economic harm to the Company; (v) a deliberate or material violation of a written material Company policy; or (vi) a material breach of this Agreement (or any successor thereto or amendment thereof) which (and only if the same shall be curable) Executive fails to cure within thirty (30) days after the Company shall have given notice to the Executive identifying such breach and demanding that it be cured.

(d)     Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following: (i) a material breach by the Company of this Agreement; (ii) a material reduction in the Executive’s authority, duties and responsibilities hereunder; (iii) the Board of Directors requires the Executive to permanently relocate from the greater Cincinnati area as a condition of his employment. The parties acknowledge that Good Reason shall include any circumstance under which Executive ceases to be the chief executive officer of the Company following the occurrence of a Change of Control. The Executive may not terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing justification for termination for Good Reason within ten (10) days of the Executive becoming aware of the facts giving rise to Good Reason and the Company has thirty (30) days from the date on which the Executive provides notices to cure such circumstances. If the Executive does not terminate his employment within 60 days after the first occurrence of the circumstances giving rise to Good Reason, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such circumstances.

(e)     Voluntary Termination. Either the Company or the Executive may terminate the Executive’s employment under this Agreement at any time for any reason or no reason upon such prior written notice to the other party as is provided for below in Section 8(f) (a termination effected by the Company under this provision being referred to as a termination “Without Cause”). Accordingly, each of the Company and the Executive acknowledges that Executive’s employment with the Company is on a so-called “at-will” basis, and that no minimum period of employment is required hereunder or otherwise. Executive shall give the Company at least sixty days’ prior written notice in the event of a termination by him under this Section 8(e). The Company shall not be obligated to give the Executive any prior written notice in connection with a termination by it under this Section 8(e), but may do so in its sole and absolute discretion.

(f)     Notice of Termination. Any termination of employment by the Company or the Executive under this Agreement shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon to terminate the Executive’s employment and, except in the case of Section 8(e), setting forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

9.     Economic Consequences of a Termination of Employment.

(a)     Under all Circumstances. Under all circumstances upon termination of employment the Executive or his estate, as the case may be, shall be entitled to:

(i)     Any accrued but unpaid Base Salary for services rendered up to the date on which the Executive’s employment shall actually have ceased (the “Termination Date”);

(ii)     Payment for any accrued and unpaid PTO or similar pay to which he is entitled under Company policies;

(iii)     Continue coverage under the applicable group health plan(s) maintained by the Company in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985;

(iv)     If the Executive’s employment shall be terminated by the Company Without Cause, the Executive shall terminate his employment for Good Reason, and in the event of the Executive’s death or Total Disability, all unvested stock options (other than stock options that may vest upon the achievement of performance conditions, including, without limitation, the price of the Company’s common stock) shall immediately and without further action become fully vested; and

(v)     Exercise his vested stock options (including those vested in accordance with subparagraph (iv) above) as follows: (A) for stock options that may vest as a result of Executive’s death or Total Disability, Executive (or Executive’s estate, as the case may be) may exercise such stock options for a period of twelve (12) months after such termination of employment (or the remaining term of such stock option, if shorter); (B) for stock options that may vest as a result of termination of Executive’s employment by the Company Without Cause or termination of employment by Executive for Good Reason, Executive may exercise such stock options for a period of ninety (90) days after such termination of employment (or the remaining term of such stock option, if shorter); and (C) for stock options that may vest based on the achievement of performance conditions, including, without limitation, the price of the Company’s common stock, such options shall be forfeited upon Executive’s termination of employment if such performance conditions have not been achieved as of the date of Executive’s termination of employment.

(b)     Termination Without Cause or With Good Reason.

(i)     No Change of Control. In the event that (A) either the Company shall terminate the employment of the Executive hereunder Without Cause or the Executive shall terminate his employment hereunder for Good Reason or resigns without any reason and (B) the related Termination Notice shall not have been given during a Change of Control Period (as defined below), the Executive shall, in addition to those rights provided under Section 9(a), be entitled to a severance payment equal to twelve (12) months of the Executive’s then Base Salary plus a cash bonus payment equal to the then applicable “target” amount as that term may be defined or interpreted under the cash bonus plan in effect at the time of Executive’s termination of employment (the “Severance Payment”). Subject to the provisions contained in Sections 9(d) and 18, the Severance Payment shall be made during the twelve (12) month period following the Termination Date in substantially equal installments as and when regular payroll payments are made by the Company. Notwithstanding the foregoing, in the event the Executive is a “specified employee” as provided under Section 18, Severance Payments shall not commence or be made until first day of the seventh month after his termination of employment (or at such other date so that such payment is made in a manner that is either exempt from or compliant with the requirements of Section 409A) and the first installment of any payment of salary to which Executive is entitled hereunder shall be paid in a lump sum amount representing seven months of Executive’s Base Salary. In addition, if the Executive elects continued coverage under COBRA, Company shall pay Executive, on a monthly basis, an additional cash payment that equals the COBRA premium, as long as Executive remains eligible for COBRA coverage, for a period of twelve (12) months. For the avoidance of doubt, the Executive shall not be entitled to receive any payment under this Section 9(b)(i) if the Company terminates the Executive’s employment for Cause.

(ii)     Change of Control. In the event that (A) either the Company shall terminate the employment of the Executive hereunder Without Cause or the Executive shall terminate his employment hereunder for Good Reason and (B) the related Termination Notice shall have been given during a Change of Control Period, the Executive shall, be entitled to a severance payment in accordance with the Company’s Change In Control Policy effective October 3, 2011 (as such policy may be amended from time to time ) (the “Change In Control Policy”).

(c)     Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned thereto below:

(i)     “Change of Control” shall have the same meaning ascribed thereto in the Change In Control Policy; and

(ii)     “Change of Control Period” shall mean the period beginning on the date on which a Change of Control occurs and ending on the one (1) year anniversary of such date.

(d)     Release. Executive’s entitlement to any severance benefits under Section 9(b) shall be subject to Executive executing a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective and irrevocable within forty-five (45) days following the Executive’s separation from service. The first payment shall include all amounts that otherwise would have been due prior to the effective date of the Release under the terms of Section 9(b) as though those amounts commenced immediately upon Executive’s separation from service with any payments due thereafter shall be paid as provided in Section 9(b). If any payment under Section 9(b) is deferred compensation subject to Section 409A of the Code, and if such forty-five (45) day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the Release becomes irrevocable in the first such calendar year. In other words, Executive is not permitted to influence the calendar year of payment based on the timing of his signing of the Release.

(e)     Specified Benefits. Except as specifically provided in this Section 9, the Executive shall not be entitled to any compensation or other benefits in connection with any termination of his employment.

10.     Withholding of Taxes. (a) If any amount, entitlement or benefit paid or payable to Executive or provided for his benefit under this Agreement and under any other agreement, plan or program of the Company or any of its affiliates (such payments, entitlements and benefits referred to as a “Payment”) is subject to the excise tax imposed under Section 4999 of the Code or any similar federal or state law (an “Excise Tax”), then notwithstanding anything contained in this Agreement to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Executive received all of the Payments (such reduced amount hereinafter referred to as the “Limited Payment Amount”).  The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value (as defined below) to actual present value of such Payments as of the date of the change in control, as determined by the Determination Firm (as defined in Section 10(b) below).  For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code.  For purposes of this Section 10, the “Parachute Value” of a Payment means the present value as of the date of the change in control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. For purposes of this Section 10, a “change in control” means a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 280G(b)(2) of the Code and the regulations promulgated thereunder.

(b) All calculations under this Section 10 shall be made by a nationally recognized accounting firm or compensation consulting firm designated by the Company and reasonably acceptable to Executive (other than the accounting firm that is regularly engaged by any party who has effectuated a change in control) (the “Determination Firm”).  For purposes of determining whether and the extent to which the Payments will be subject to the Excise Tax: (i) no portion of the Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the Determination Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Payments shall be determined by the Determination Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Determination Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and Executive within 60 days after the change in control or the date of termination, whichever is later (or such earlier time as is requested by the Company) and, with respect to the Limited Payment Amount, shall deliver its opinion to Executive that he is not required to report any Excise Tax on his federal income tax return with respect to the Limited Payment Amount (collectively, the “Determination”).  The Company shall pay all fees and expenses of the Determination Firm and Tax Counsel.  Within 15 days after Executive’s receipt of the Determination, Executive shall have the right to dispute the Determination (the “Dispute”).  The existence of the Dispute shall not in any way affect the right of Executive to receive the Payments in accordance with the Determination.  If there is no Dispute, the Determination by the Determination Firm shall be final, binding and conclusive upon the Company and Executive (except as provided in subsection (c) below).

(c) If, after the Payments have been made to Executive, it is established that the Payments made to, or provided for the benefit of, Executive exceed the limitations provided in subsection (a) above (an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the provisions of this subsection (c) shall apply.  If it is established, pursuant to a final determination of a court or an Internal Revenue Service (“IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, Executive shall repay the Excess Payment to the Company on demand.  In the event that it is determined (i) by the Determination Firm, the Company (which shall include the position taken by the Company on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court or (iii) upon a resolution to the satisfaction of Executive of a Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within 10 days of such determination or resolution together with interest on such amount at the applicable federal short-term rate, as defined under Code Section 1274(d) as in effect on the first date that such amount should have been paid to Executive under this Agreement, from such date until the date that such Underpayment is made to Executive.

(d) In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect.

11.     Entire Agreement and Amendments. This Agreement shall constitute the entire agreement between the parties and supersedes all existing agreements between them, whether oral or written, with respect to the subject matter hereof; provided, however, that the parties hereby acknowledge and agree that nothing in this Agreement shall in any way limit the rights of the parties under the Restrictive Covenant Agreement entered into by the parties hereto or any other agreement or instrument containing non-competition, non-solicitation and/or non-disclosure covenants applicable to Executive. Any waiver, alteration, or modification of any of the provisions of this Agreement, or cancellation or replacement of this Agreement shall be accomplished in writing and signed by the respective parties.

12.     Notices. All notices, requests, demands and other communications provided for or permitted under this Agreement shall be in writing and shall be either personally delivered (including delivery by express couriers such as Federal Express) or sent by prepaid certified mail, return receipt requested, addressed to the party to which notice is to be given at the address set forth above for such party, or to such other address as such party may have fixed by notice given in accordance with the terms hereof. Any notice sent as aforesaid shall be deemed given and effective upon the earlier of (a) delivery to the address for the receiving party provided for herein and (b) the date falling three days after notice of attempted delivery has been left at the address to which a notice to the receiving party is to be sent hereunder.

13.     Governing Law and Disputes.

(a)     This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the internal substantive laws of the State of Ohio without regard to conflicts of laws principles.

(b)     Any dispute or controversy arising under, out of, in connection with, or in relation to this Agreement or the Executive’s employment with the Company shall be finally determined and settled by arbitration in Hamilton County, Ohio, in accordance with the rules and procedures of the American Arbitration Association and its National Rules for Resolution of Employment Disputes.  In any arbitration proceeding, the arbitrator will apply the terms of this Agreement as written, the Federal Arbitration Act, and other relevant federal and state laws, including time limits on claims.

(c)     The rights and claims of the Executive covered by this section specifically include, but are not limited to, all of the Executive’s rights or claims arising out of or in any way related to the Executive’s employment with Company, such as rights or claims arising under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended (including amendments contained in the Civil Rights Act of 1991), the Americans With Disabilities Act, 42 U.S.C. § 1981, the Fair Labor Standards Act, the Executive Retirement Income Security Act, state anti-discrimination statutes, other state or local laws regarding employment, common law theories such as breach of express or implied contract, wrongful discharge, defamation, and negligent or intentional infliction of emotional distress.  Excluded from this section are all unemployment benefits claims, workers’ compensation claims, claims for injunctive relief concerning the covenants in Sections 9(b) and 11 of this Agreement, and claims not lawfully subject to arbitration, including charges or complaints filed with an administrative agency (but not litigation connected with any such charge or complaint). Any litigation connected with such claims, charges or complaints shall be brought exclusively in federal or state courts located in Hamilton County, Ohio.

14.     Severability. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

15.     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and when taken together shall constitute one agreement.

16.     Assignment. The rights and obligations of the Executive under this Agreement are personal to the Executive and are not assignable or delegable. This Agreement may not be assigned by the Company except to an affiliate of the Company, provided that such affiliate assumes the Company’s obligations under this Agreement; provided, further, that if the Company merges or effects a consolidation or share exchange with or into, or sells or otherwise transfers substantially all its assets to, another business entity, the Company may assign, its rights hereunder to that business entity without the consent of the Executive, provided that it causes such business entity to assume the Company’s obligations under this Agreement as a condition of such assignment. This Agreement shall be binding upon the Company and any successors thereto.

17.     Waiver. No waiver of any party hereto of a breach of any provision of this Agreement by any other party shall operate or be construed as a waiver of any subsequent breach by such other party. The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues.

18.     Section 409A. Notwithstanding anything to the contrary set forth herein, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code (“Section 409A”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this agreement shall be treated as a right to receive a series of separate and distinct payments. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. In the event that the Executive is a “specified employee” within the meaning of Section 409A, payments under Section 9(b) of this Agreement shall not commence or be made until the first day of the seventh month following the Termination Date, or shall be otherwise modified, but only to the minimum extent necessary to avoid the imposition of the additional twenty percent (20%) tax imposed under Section 409A; provided, however, that any such modification shall preserve, to the maximum extent possible in a Section 409A compliant manner, the original intent of the parties to this Agreement. In addition, the parties hereby agree that it is their intention that all payments or benefits provided under this Agreement are exempt from or comply with Section 409A, and this Agreement shall be interpreted accordingly. The Executive is advised to seek independent advice from his tax advisor(s) with respect to the application of Section 409A to any payments or benefits under this Agreement. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code or other federal, state or local.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the undersigned duly authorized persons as of the day and year first stated above.

LSI INDUSTRIES INC.

By:	/s/ Wilfred T. O’Gara
Name:	Wilfred T. O’Gara
Title:	Chairman of the Board of Directors

/s/ James A. Clark
James A. Clark